Dear Policyholder:

I am pleased to tell you about an investment opportunity and, just as importantly, to request your vote. Pursuant to a Plan of Conversion (“the Plan”), Lebanon Mutual Insurance Company will convert from a mutual (meaning no stockholders) property and casualty insurance company to a stock insurance company. In connection with the conversion, LMI Holdings, Inc., newly formed by us, is conducting an initial public offering of up to 1,380,000 shares of its common stock. Upon completion of the conversion and related stock offering, all of Lebanon Mutual’s common stock will be acquired by LMI Holdings, Inc., and LMI Holdings, Inc. will be owned by stockholders. Enclosed are a Proxy Statement and a Prospectus describing the Plan and stock offering.

The Proxy Vote
Although we have received conditional regulatory approval to implement the Plan, we must also receive the approval of our policyholders as of December 19, 2007. You are invited to attend a Special Meeting of these policyholders to be held at   :     p.m. on           ,         , 2008, at the offices of Lebanon Mutual at 137 West Penn Avenue, Cleona, Pennsylvania. While you are invited to attend the Special Meeting, we ask that you vote the enclosed Proxy Card and promptly mail it, using the enclosed Proxy Reply Envelope. YOUR VOTE IS IMPORTANT TO US! You may have received more than one mailing, depending on the title of your policies at Lebanon Mutual. Please vote each Proxy Card received; none are duplicates. Our board of directors urges you to vote “FOR” the Plan. Please note:

■	Voting does not obligate you to purchase shares of common stock in our stock offering.

■	The conversion is an internal change to our corporate form of organization. The proceeds from the sale of common stock will allow us to grow as an independent company and achieve our operational goals.

■	The insurance coverage under your policies will not change as a result of the conversion.

The Stock Offering
We are offering shares of LMI Holdings, Inc. common stock for sale at $10.00 per share. There will be no sales commission charged to purchasers in this stock offering. As a Lebanon Mutual policyholder as of December 19, 2007, you have the right, but no obligation, to purchase shares of LMI Holdings, Inc. common stock before any shares are available for sale to the public.

Before making an investment decision, please carefully review the Prospectus. If you are interested in purchasing shares of LMI Holdings, Inc. common stock, complete the enclosed Stock Order Form and return it, with full payment, in the Order Reply Envelope provided. Stock Order Forms and full payment must be received (not postmarked) by 12:00 noon, Eastern Time, on              , 2008, unless extended as described in the Prospectus.

I invite you to consider this opportunity to share in our future and, together with our board of directors, I thank you for your continued support as a policyholder of Lebanon Mutual.

Sincerely,

Rollin P. Rissinger, Jr.
President and Chief Executive Officer

This letter is neither an offer to sell nor a solicitation of an offer to buy shares of common stock. The offer is made only by the Prospectus. The shares of common stock are not insured and are not guaranteed by
LMI Holdings, Inc., Lebanon Mutual or by the Federal or any state government or agency.

Questions?
Call our Stock Information Center, toll free, at 1 (800) 401-8636 extension 102
From 10:00 a.m. to 4:00 p.m., Eastern Time, Monday through Friday
The Stock Information Center is closed on weekends

A

Dear Friend:

I am pleased to tell you about an investment opportunity. Lebanon Mutual Insurance Company will convert from a mutual (meaning no stockholders) property and casualty insurance company to a stock insurance company. In connection with the conversion, LMI Holdings, Inc., newly formed by Lebanon Mutual, is conducting an initial public offering of its common stock, at a price of $10.00 per share. Upon completion of the conversion and related stock offering, all of Lebanon Mutual’s common stock will be acquired by LMI Holdings, Inc., and LMI Holdings, Inc. will be owned by stockholders. No sales commission will be charged to purchasers in this stock offering.

Before making an investment decision, please carefully review the enclosed Prospectus. If you are interested in purchasing shares of LMI Holdings, Inc. common stock, complete the enclosed Stock Order Form and return it, with full payment, in the Order Reply Envelope provided. If you wish to purchase stock with funds you have in an IRA, call our Stock Information Center promptly for guidance, because IRA-related orders require additional processing time. Stock Order Forms and full payment must be received (not postmarked) by 12:00 noon, Eastern Time, on           , 2008, unless extended as described in the Prospectus.

If you have questions regarding the offering, please refer to the Prospectus and Q&A Brochure, or call our Stock Information Center at the number shown below.

Sincerely,

Rollin P. Rissinger, Jr.
President and Chief Executive Officer

This letter is neither an offer to sell nor a solicitation of an offer to buy shares of common stock. The offer is made only by the Prospectus. The shares of common stock are not insured and are not guaranteed by
LMI Holdings, Inc., Lebanon Mutual or by the Federal or any state government or agency.

Questions?
Call our Stock Information Center, toll free, at 1 (800) 401-8636 extension 102
From 10:00 a.m. to 4:00 p.m., Eastern Time, Monday through Friday
The Stock Information Center is closed on weekends

C

Dear Sir/Madam:

At the request of LMI Holdings, Inc., we are enclosing materials regarding the offering of shares of LMI Holdings, Inc. common stock. Included in this package is a Prospectus describing the stock offering. We encourage you to read the enclosed information carefully, including the “Risk Factors” section of the Prospectus.

Stifel, Nicolaus & Company, Incorporated has been retained by LMI Holdings, Inc. as marketing agent in connection with the stock offering.

Sincerely,

This letter is neither an offer to sell nor a solicitation of an offer to buy shares of common stock. The offer is made only by the Prospectus. The shares of common stock are not insured and are not guaranteed by
LMI Holdings, Inc., Lebanon Mutual or by the Federal or any state government or agency.

D